Exhibit 10.45

PURCHASE AND SALE AGREEMENT

445 N. Douglas Street, El Segundo, California

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1 Certain Basic Terms.

(a) Purchaser and Notice Address:

LA4, LLC

c/o Equinix, Inc.

301 Velocity Way, 5th Floor

Foster City, CA 94404

Attn: Real Estate Counsel (SDH)

Telephone: 650.513.7208

Facsimile: 650.513.7699

And

Equinix, Inc.

10780 Parkridge Blvd., Suite 150

Reston, VA 20191

Attn: Howard Horowitz

Telephone: 703.251.3331

Facsimile: 703.251.3330

With a copy to:	Pircher, Nichols & Meeks 1925 Century Park East Los Angeles, California 90067 Attn: James L. Brat Telephone: 310.201.8900 Facsimile: 310.201.8922

(b) Seller and Notice Address:

NG Holdings, L.P.

a Delaware limited partnership

c/o ING Clarion Partners, LLC

Attn: Annie Kodak

601 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Telephone: (213) 236-3420

Facsimile: (213)

With a copy to:

ING Clarion

601 13th Street, NW, Suite 700N

Washington, DC 20005

Attn: Robert D. Greer, Jr.,

Managing Director

Telephone: (202) 879-9484

Facsimile: (202) 398-2025

And

Mayer, Brown, Rowe & Maw LLP

Attn: Jeffrey A. Usow

71 South Wacker Drive

Chicago, Illinois 60606=4637

Telephone: (312) 701-8612

Facsimile: (312) 706-8725

And

Mayer, Brown, Rowe & Maw LLP

Attn: Boise A. Ding

350 South Grand Avenue, 25th Floor

Los Angeles, California 90017

Telephone: (213) 229-5180

Facsimile: (213) 576-8109

(c) Date of this Agreement:	The latest date of execution by Seller and Purchaser, as shown on the signature page hereto.

(d) Purchase Price:	$49,000,000

(e) Earnest Money:	$1,000,000, and any other deposits of earnest money made pursuant to the terms of this Agreement. The definition of “Earnest Money” includes any interest earned thereon.

(f) Due Diligence Period:	Expires on Date of this Agreement

(g) Closing Date:	The date that is ten business days after the Date of this Agreement.

(h) Title Company:	Chicago Title Insurance Company Attn: Frank Jansen 700 South Flower Street, Suite 3305 Los Angeles, CA 90017 Telephone: (213) 627-3630 Facsimile: (213) 891-0834

(i) Escrow Agent:	Chicago Title Insurance Company Attn: Terri Gervasi 700 South Flower Street, Suite 800 Los Angeles, CA 90017 Telephone: (213) 488-4379 Facsimile: (213) 612-4110

(j) Brokers:

CB Richard Ellis

990 W. 190th Street, Suite 100

Torrance, California 90502

Attention: David Stromath

Telephone: (310) 516-2333

Facsimile: (310) 516-2310

CB Richard Ellis

3501 Jamboree Road, Suite 100

Newport Beach, CA 92660

Attention: Jason Shepard

Telephone: (949) 725-8539

Facsimile: (949) 725-8545

Colliers International Torrance 2050 West 190th Street, Suite 101 Torrance, CA 90504 Attention: David Drummond Telephone: (310) 381-2433 Facsimile: (310) 381-2533

1.2 Property. Subject to the terms of this Purchase and Sale Agreement (this “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following property (the “Property”):

(a) The real property described in Exhibit A attached hereto, together with the buildings and improvements thereon (the “Improvements”), and all appurtenances of the above-described real property, including easements or rights-of-way relating thereto, and, without warranty (other than expressly provided for herein), all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the real property described above or any vacated or hereafter vacated street or alley adjoining said real property (the “Real Property”).

(b) Any and all fixtures, furniture, furnishings, decorations, equipment, machinery, and other tangible personal property, if any, owned by Seller presently located on the Real Property (the “Personal Property”), but excluding: (i) any items of personal property listed on Exhibit C hereto, and (iii) if the Personal Property includes computer hardware, any software installed therein.

(c) Intentionally omitted.

(d) Any and all of the following items (the “Intangible Personal Property”), to the extent assignable and without warranty (other than as expressly provided herein): (i) licenses, certificates of occupancy, development rights and permits relating to the Real Property, (ii) the right to use the name of the Improvements in connection with the Real Property, but specifically excluding any trademarks, service marks and trade names of Seller, except as set forth in Section 1.2(f) below, (iii) guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property and (iv) any and all Service Contracts.

(e) Seller’s right, if any, to plans, specifications, maps, surveys, drawings, landscape plans, engineering plans and studies, soil, environmental and other reports and studies pertaining to the Property.

(f) Seller’s right, if any, to any and all (i) trade names, trademarks, service marks, logos and all copyrights used exclusively in connection with the Property, (ii) to the extent in the possession or control of Seller, phone numbers and phone listings for the Property, and (iii) to the extent in the possession or control of Seller, all software, video tapes, films, brochures, marketing packages and other advertising and promotional materials used solely in connection with the Property, each to the extent assignable (collectively, the “Miscellaneous Assets”). The following items shall be excluded from “Miscellaneous Assets”: the tradenames “CLPF”, “Clarion” and “Clarion Lion Properties” (collectively, the “Excluded Assets”).

1.3 Earnest Money. As a condition to the effectiveness of this Agreement, the Earnest Money, in immediately available federal funds, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Agreement, shall be deposited by Purchaser with the Escrow Agent no later than two (2) business days after the Date of this Agreement. Upon receipt by Escrow Agent: (i) the Earnest Money shall become nonrefundable except as expressly set forth herein, (ii) Seller shall be entitled to have the Earnest Money immediately released to it and Escrow Agent is hereby directed to remit the Earnest Money to Seller without further instruction from Purchaser or Seller, and (iii) at Escrow Agent’s request, Purchaser shall promptly sign and deliver to Escrow Holder such written instructions as Escrow Holder may request confirming that the Earnest Money may be released to Seller. Purchaser acknowledges and agrees that there shall not be any interest earned on the Earnest Money after its release to Seller. At Closing, the Earnest Money shall be applied to the Purchase Price.

ARTICLE 2: INSPECTIONS

2.1 Property Information.

(a) Prior to the date of this Agreement, Seller has made available to Purchaser the information listed on Exhibit B attached hereto (“Property Information”), to the extent in Seller’s possession or control. In addition, Brokers have established an electronic data site for the Property (“Property Data Site”) for the purpose of providing Property Information to Purchaser.

(b) Seller has made available to Purchaser all files, books and records used or held by Seller for use in operation of the Property, including, without limitation, to the extent in the possession or control of Seller, (i) all names, addresses, telephone numbers, records of billings to and payments by tenants, and other information relating to current tenants and accounts and (ii) all financial and accounting books and records used or held by Seller for use in the current operation of the Property (collectively, the “Books and Records”).

(c) Except as specifically provided for in this Agreement, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information. The Property Information and all other information, other than matters of public record, furnished to, or obtained through inspection of the Property by, Purchaser, the Purchaser Related Parties (as defined herein) or Purchaser’s lender, will be treated by Purchaser, as confidential and Purchaser shall inform the Purchaser Related Parties and Purchaser’s lender of the confidentiality requirement, and Purchaser will not disclose such information to anyone other than on a need-to-know basis to Purchaser’s consultants who agree to maintain the confidentiality of such information, and will be returned to Seller by Purchaser if the Closing does not occur. Seller assumes no duty to furnish Purchaser with any other existing information, reports or updates of such materials. Except as specifically provided for in this Agreement, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished, and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials. This provision shall survive the Closing or any termination of this Agreement.

2.2 Conduct of Inspections; Approval. Prior to execution of this Agreement, Purchaser has had the opportunity to make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, any leases and contracts affecting the Property, Books and Records maintained by Seller or its agents relating to the Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns, and all other information pertaining to the Property. Except as specifically provided for in this Agreement, without any other representation or warranty, Seller has cooperated in Purchaser’s review and provided Purchaser with the opportunity to review leases, financial reports, Books and Records and other third-party inspection reports and similar materials in Seller’s possession relating to the Property (excluding the Excluded Assets and any appraisals, internal valuations or similar proprietary materials that may be in Seller’s possession (collectively, the “Proprietary Materials”)). By its execution of this Agreement, Purchaser acknowledges that the Due Diligence Period has expired and the Property is satisfactory for Purchaser’s purposes in all respects.

2.3 Conduct of Inspections.

(a) Inspections in General. Prior to the execution of this Agreement, Purchaser, its agents, and employees had the right to enter upon the Property and Purchaser shall continue to have such right for the purpose of making non-invasive inspections at Purchaser’s sole risk, cost and expense. Purchaser shall indemnify, defend and hold harmless Seller and Seller’s partners and their respective shareholders, directors, officers, affiliates, tenants, agents, contractors, employees, successors and assigns (“Seller Related Parties”) and the Property from and against any and all losses, costs, damages, claims, or liabilities arising out of or in connection with any entry or inspections performed by Purchaser, its agents or representatives, provided, however, that the foregoing indemnity by Purchaser shall not extend to (i) protect Seller from liability for matters merely discovered by Purchaser (e.g., latent environmental contamination) or (ii) any liens, claims, causes of action, damages, liabilities or expenses that are attributable to the action or inaction of Seller or its agents or employees. This indemnity shall survive the Closing or any termination of this Agreement.

(b) Environmental Inspections. At Seller’s written request and at Seller’s sole cost and expense, Purchaser shall deliver to Seller copies of any Phase I, Phase II or other environmental report to which Seller has consented.

2.4 [INTENTIONALLY OMITTED]

2.5 Purchaser’s Reliance on its Investigations. Purchaser acknowledges and agrees that (a) the Property is being sold, and Purchaser accepts possession of the Property on the date of Closing, “AS IS, WHERE IS, WITH ALL FAULTS,” with no right of setoff or reduction in the Purchase Price; (b) except for Seller’s representations and warranties in Paragraph 8.1 (“Seller’s Warranties”), neither Seller nor any Seller Related Party has or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Purchaser with respect to the Property, any matter set forth, contained or addressed in the documents delivered to Purchaser in connection with the Property (including, but not limited to, the accuracy and completeness thereof) or the results of Purchaser’s due diligence; and (c) Purchaser has confirmed independently all information that it considers material to its purchase of the Property or the transaction contemplated hereby. Purchaser specifically acknowledges that, except for Seller’s Warranties, Purchaser is not relying on (and Seller, for itself and on behalf of the Seller Related Parties, does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, as to: (1) the operation of the Property or the income potential, uses, or the merchantability, habitability or fitness of any portion of the Property for a particular purpose; (2) the physical condition of the Property or the condition or safety of the Property or any component thereof, including, but not limited to, plumbing, sewer, heating, ventilating and electrical systems, roofing, air conditioning, foundations, soils and geology, including hazardous materials, lot size, or suitability of the Property or any component thereof for a particular purpose; (3) the presence or absence, location or scope of any hazardous materials in, at, about or under the Property; (4) whether the appliances, if any, plumbing or utilities are in working order; (5) the habitability or suitability for occupancy of any structure or the quality of its construction; (6) whether the Improvements are structurally sound, in good condition, or in compliance with applicable laws; (7) the accuracy of any statements, calculations or conditions stated or set forth in Seller’s or the Seller Related Parties’ books and records concerning the Property or set forth in any offering materials with respect to the Property; (8) the dimensions of the Property or the accuracy of any floor plans, square footage, lease abstracts, sketches, or revenue or expense projections related to the Property; (9) the operating performance, the income and expenses of the Property or the economic status of the Property; (10) the ability of Purchaser to obtain any and all necessary governmental approvals or permits for Purchaser’s intended use and development of the Property; (11) the leasing status of the Property or the intentions of any parties with respect to the negotiation and/or execution of any lease for any portion of the Property; and (12) Seller’s ownership of any portion of the Property. Purchaser further acknowledges and agrees that, except for Seller’s Warranties and the conditions set forth in Section 5.1(a), Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or the Seller Related Parties, and Purchaser, for itself and for its successors and assigns, hereby specifically waives and releases Seller and each Seller Related Party from any such duty that otherwise might exist.

Except for the Seller’s Warranties, Purchaser, for itself and its partners, members, shareholders, directors, officers, affiliates, agents, contractors, employees, and their respective successors and assigns (“Purchaser Related Parties”), hereby releases Seller and each Seller Related Party from, and waives all claims and liability against Seller and each Seller Related Party for or attributable to, the following: (a) any and all statements or opinions heretofore or hereafter made, or information furnished, by the Seller or Seller Related Parties to Purchaser or any of the Purchaser Related Parties; and (b) any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to the Property, whether arising or accruing before, on or after the date hereof and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, (i) all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property; (ii) all losses, costs, claims, liabilities, expenses, demands and obligations relating to the release of or the presence, discovery or removal of any hazardous materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action or any other federal, state or municipal based statutory or regulatory causes of action for environmental contamination at, in, about or under the Property; and (iii) any tort claims made or brought with respect to the Property or the use or operation thereof.

In addition, Purchaser expressly understands and acknowledges that it is possible that unknown liabilities may exist with respect to the Property and that Purchaser explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such liabilities.

WITH RESPECT TO THE RELEASES AND WAIVERS SET FORTH IN THIS SECTION 2.5, PURCHASER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

PURCHASER HAS BEEN ADVISED BY ITS LEGAL COUNSEL AND UNDERSTANDS THE SIGNIFICANCE OF THIS WAIVER OF SECTION 1542 RELATING TO UNKNOWN, UNSUSPECTED AND CONCEALED CLAIMS. BY ITS INITIALS BELOW, PURCHASER ACKNOWLEDGES THAT IT FULLY UNDERSTANDS, APPRECIATES AND ACCEPTS ALL OF THE TERMS OF THIS SECTION 2.5.

PURCHASER’S INITIALS:             KT

The provisions of this Paragraph 2.5 shall survive indefinitely the Closing or termination of this Agreement and shall not be merged into the closing documents.

2.6 Natural Hazard Disclosures. As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws (the “Act”). Purchaser hereby acknowledges that, prior to the Date of this Agreement, Seller has provided Purchaser with a Natural Hazard Disclosure Statement (the “Disclosure Statement”) in a form required by the Act. Purchaser acknowledges that Seller retained the services of LGS Reports, Inc. to examine the maps and other information made available to the public by government agencies for the purpose of enabling Seller to fulfill its disclosure obligations with respect to the Act and to prepare the written report of the result of its examination (the “Report”). Purchaser acknowledges that the Report fully and completely discharges Seller from its disclosure obligations under the Act and under California Civil Code Sections 1102 through 1102.17. Purchaser acknowledges and agrees that nothing contained in the Disclosure Statement releases Purchaser from its obligation to fully investigate and satisfy itself with the condition of the Property during the Due Diligence Period, including, without limitation, whether the Property is located in any Natural Hazard Area. Purchaser further acknowledges and agrees that the matters set forth in the Disclosure Statement or Report may change on or prior to the Closing Date and that Seller has no obligation to update, modify or supplement the Disclosure Statement or Report. Purchaser is solely responsible for preparing and delivering its own Disclosure Statement to subsequent prospective purchasers of the Property.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1 Title Review. Purchaser acknowledges it has had the opportunity to review Seller’s existing title insurance policies; the title commitment(s) or preliminary report(s) (“Title Report”) issued by the Title Company with respect to the Property; documents and information pertaining to the exceptions to title listed in the Title Report; and Seller’s existing surveys with respect to the Property. Purchaser has had the opportunity to obtain any additional title commitment(s) or report(s) or survey updates desired by Purchaser has approved the exceptions to title listed on Exhibit G hereto (the “Permitted Exceptions”). Purchaser shall have the right to request that the Title Company provide at Purchaser’s sole cost and expense any reinsurance or endorsements Purchaser shall request, provided that the issuance of such reinsurance or endorsements shall not be a condition to or delay the Closing.

3.2 Removal of Liens; Affidavits. Seller shall have no obligation to remove any exceptions to title other than those pertaining to real estate taxes lawfully assessed and owed by Seller, mortgages or other monetary liens or encumbrances made or assumed by Seller and liens or other encumbrances created by Seller after the Date of this Agreement without Purchaser’s written consent. Seller shall have no obligation to execute any affidavits or indemnifications in connection with the issuance of Purchaser’s title insurance policy, excepting only (i) a Gap Indemnity in the form of Exhibit H hereto, if required by Title Company, (ii) an Owner’s Statement in the form of Exhibit I hereto, (iii) such additional affidavits or statements as may be customary and reasonably required by the Title Company in form reasonably satisfactory to Seller and (iv) indemnifications for mechanic’s liens arising directly from work performed at the request of Seller pursuant to a written agreement with Seller (collectively, the “Title Company Indemnities”).

3.3 Additional Title Matters. Approval by Purchaser of any additional exceptions to title or survey matters first coming into existence or first disclosed to Purchaser after the Date of this Agreement (“Additional Title Matters”) shall be a condition precedent to Purchaser’s obligations to purchase the Property (Purchaser hereby agreeing that its approval of Additional Title Matters shall not be unreasonably withheld). Unless Purchaser gives written notice (“Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, before the sooner to occur of the Closing or five (5) days after Purchaser’s receipt of written notice from any source of such Additional Title Matters, Purchaser shall be deemed to have approved such Additional Title Matters. Seller shall have up to a thirty (30) day period after its receipt of any Title Disapproval Notice within which to remove the disapproved Additional Title Matters set forth therein from title or obtain from Title Company a commitment to issue an endorsement affirmatively insuring against such items in a form reasonably acceptable to Purchaser at no cost or expense to Purchaser (Seller having the right but not the obligation to do so, except as provided in Section 3.2), and the Closing Date shall be extended, at Seller’s option, in Seller’s sole and absolute discretion, to allow for such thirty (30) day period. In the event Seller determines at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, in Seller’s sole and absolute discretion, Seller may give written notice to Purchaser to such effect; in such event, Purchaser may, at its option, terminate this Agreement upon written notice to Seller but only if given prior to the sooner to occur of the Closing or five (5) days after Purchaser receives Seller’s notice, in which case Seller shall immediately refund the Earnest Money to Purchaser. If Purchaser fails to give such termination notice by such date, Purchaser shall be deemed to have waived its objection to, and approved, the matters set forth in Seller’s notice.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property substantially in the same manner as Seller did before the date of this Agreement with substantially the same management practices, insurance coverage and leasing standards as currently done; provided, however, in no event shall Seller be obligated to make any capital repairs or replacements, except as required by applicable law or ordinance or as required under any Lease.

4.2 Contracts. During the pendency of this Agreement, Seller will not enter into or amend any contract that will be binding on Purchaser or an obligation affecting the Property subsequent to the Closing without the prior written consent of the Purchaser.

4.3 Leasing. During the pendency of this Agreement, Seller will not enter into any lease, license or other occupancy agreement (collectively, “Leases”) with respect to the Property without Purchaser’s prior written consent.

4.4 [INTENTIONALLY OMITTED]

4.5 Notice to Purchaser. Seller shall notify Purchaser promptly of the occurrence of any of the following: (i) a fire or other casualty causing damage to the Property, or any portion thereof; (ii) receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof; (iii) receipt of notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or any real property adjacent to any of the Property, or setting forth any requirements with respect thereto; (iv) receipt or delivery of any default or termination notice or claim of offset or defense to the payment of rent from any tenant; (v) receipt of any notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof; (vi) a change in the occupancy of the leased portions of the Property; (vii) notice of any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof; or (ix) the commencement of any strike, lock out, boycott or other labor trouble affecting the Property, or any portion thereof.

4.6 Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller. If before the Closing the Property shall be materially damaged, or if the Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Purchaser may terminate this Agreement by written notice to Seller given within 5 business days after Purchaser learns of the damage or taking, in which event the Earnest Money shall be returned to Purchaser. If the Closing Date is within the aforesaid 5-day period, then Closing shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the damage (or, in the case of a taking, the affected portion of the Property) is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Purchaser any insurance proceeds not applied to the repair of the Property prior to Closing that may thereafter be made for such damage or destruction, and, if an insured casualty, Seller shall pay or credit to Purchaser the amount of any deductible (but not to exceed the amount of the loss). For the purposes of this paragraph, the phrases “material damage” and “materially damaged” means damage reasonably exceeding $1,000,000 to repair, and a “material portion” means a portion of the Property exceeding ten percent (10%) of the Purchase Price for the Property in value. The provisions of this Paragraph 4.4 supersede the provisions of any applicable laws with respect to the subject matter of this Paragraph 4.4.

ARTICLE 5: CONDITIONS PRECEDENT

5.1 Purchaser’s Conditions. Notwithstanding anything in this Agreement to the contrary, Purchaser’s obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(a) Performance. Seller’s performance or tender of performance of all its obligations under this Agreement and the truth and accuracy of Seller’s express representations and warranties in this Agreement as of the Closing Date.

(b) Title. Title Company shall be irrevocably and unconditionally prepared to issue its Owner’s Policy of Title Insurance with liability in the amount of the Purchase Price, showing title vested in Purchaser and subject only to the Permitted Exceptions and any Additional Title Matters approved or deemed to have been approved by Purchaser pursuant to Section 3.3 hereof (the “Owner’s Policy”).

(c) No Bankruptcy or Dissolution. That at no time on or before the Closing shall any of the following have been done by, against or with respect to Seller: (i) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (vi) a dissolution, liquidation, death or incapacity.

5.2 Seller’s Conditions. Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(a) Performance. Purchaser’s performance or tender of performance of all its obligations under this Agreement and the truth and accuracy of Purchaser’s express representations and warranties in this Agreement as of the Closing Date.

5.3 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Paragraphs 5.1 or 5.2 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. Either party may, at its election, at any time on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Paragraphs 5.1 and 5.2 above. In the event this Agreement is terminated as a result of any condition set forth in Paragraph 5.1, Seller shall immediately refund the Earnest Money to Purchaser. In any event, Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of representations, warranties and covenants, to the extent the same survive the Closing, of which Purchaser had actual knowledge as of the Closing.

ARTICLE 6: CLOSING

6.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through the Escrow Agent. Upon completion of the deliveries pursuant to Paragraphs 6.2 and 6.3, satisfaction of the other conditions to Closing herein set forth and performance by each party of its obligations required to be performed prior to or at the Closing, the parties shall direct the Escrow Agent to make such deliveries and disbursements according to the terms of this Agreement.

6.2 Seller’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date (as the same may be extended as provided herein), Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. Grant deed (the “Deed”) in the form attached hereto as Exhibit D, conveying, to Purchaser Seller’s title to the Property, subject to any and all liens not yet delinquent for real property and personal property taxes and for general and special assessments against the Property.

(b) Assignment of Contracts, General Assignment and Bill of Sale. Assignment of Contracts, General Assignment and Bill of Sale with respect to the Property (the “Assignment”) in the form of Exhibit E attached hereto, executed by Seller;

(c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(d) FIRPTA. Foreign Investment in Real Property Tax Act affidavit and a California form 593-C, both executed by Seller;

(e) Title Company Indemnities. Such Title Company Indemnities as may be required by the Title Company in order to issue the Owner’s Policy, executed by Seller; and

(f) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.3 Purchaser’s Deliveries in Escrow. On or before the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b) Assignment of Contracts, General Assignment and Bill of Sale. The Assignment, executed by Purchaser;

(c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and

(d) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.4 Closing Statement/Escrow Fees. At the Closing, Seller and Purchaser shall deposit with the Escrow Agent an executed closing statement consistent with this Agreement in the form required by the Escrow Agent.

6.5 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing.

6.6 Post-Closing Deliveries. Immediately after the Closing, Seller shall deliver the following, to the extent in Seller’s possession or control, to the offices of Purchaser’s property manager: the original Leases; copies or originals of all contracts, receipts for deposits, and unpaid bills; operating manuals; all keys, if any, used in the operation of the Property; and any “as-built” plans and specifications of the Improvements.

6.7 [INTENTIONALLY OMITTED]

6.8 Closing Costs. At Closing, Seller and Purchaser shall pay the costs of closing the transaction contemplated hereby as provided on Schedule 1 attached hereto. At Closing, Seller and Purchaser shall each pay one-half of any escrow fees. Each party shall pay its own attorneys’ fees. All other customary and usual closing costs, if any, shall be borne by the parties hereto in accordance with the custom of the county in which the Property is located, as determined by the Title Company.

6.9 Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

ARTICLE 7: PRORATIONS

Prorations and adjustments with respect to the Property shall be made as of the Closing Date as set forth in this Article 7.

7.1 Prorations. If the Purchase Price is received by Seller’s depository bank prior to 10:00 am pacific time on the Closing Date, the day of Closing shall belong to Purchaser and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. If the cash portion of the Purchase Price is not so received by Seller’s depository bank on the Closing Date, then the day of Closing shall belong to Seller and such proration shall be made as of the end of the day that is the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Purchaser or charged to Purchaser as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a) Taxes and Assessments. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing.

(b) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Paragraph 7.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliations with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Closing but no later than 120 days after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 10 days of written notice. Seller and Purchaser shall have reasonable access to, and the right to inspect and audit, the other’s books to confirm the final prorations.

7.2 Utility Deposits. Purchaser shall be responsible for making any deposits required with utility companies.

7.3 Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Brokers. If this transaction is closed, Seller shall pay Brokers in accordance with their separate agreement. Brokers are independent contractors and are not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any purported or actual statement, representation or agreement of such party. The foregoing indemnity shall survive the Closing or any earlier termination of this Agreement.

7.4 Service Contracts. All payments under the Service Contracts shall be prorated as of the Closing Date. Purchaser will assume at Closing any and all of the Service Contracts affecting the Property. Notwithstanding the foregoing, prior the expiration of the Due Diligence Period, Purchaser shall notify Seller in writing of which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed.

7.5 Survival. The provisions of this Article 7 shall survive the Closing.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1 Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a) Organization and Authority. Seller has been duly organized and is validly existing as a Delaware limited partnership, in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Seller is a party or, to Seller’s knowledge binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, there is no action or proceeding, including condemnation proceedings, pending or threatened in writing against Seller or the Property.

(c) Leases. There are no leases, licenses or other occupancy agreements pertaining to the Property to which Seller is a party or, to Seller’s knowledge, which will be binding on Purchaser or the Property following the Closing.

(d) Service Contracts. Attached as Exhibit F is a list of all management, maintenance, licensing, service and other contracts or agreements pertaining to the Project which will bind Purchaser or the Property following the Closing (the “Service Contracts”). Seller has delivered to Purchaser true and complete copies of all the Service Contracts.

(e) ERISA. Completion by Seller of its obligations under this Agreement will not constitute a non-exempt prohibited transaction and will not violate the Employee Retirement Income Security Act of 1974, as amended.

(f) Litigation. To Seller’s knowledge, Seller has not received written notice of any pending or threatened lawsuits affecting all or any material portion of Seller’s interest in the Property, including, but not limited to, judicial, municipal or administrative proceedings in eminent domain.

(g) Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986, as amended.

(h) Violations. To Seller’s knowledge, Seller has not received any notice of violation of any Government Regulation relating to the Property that have not been cured. “Governmental Regulation” means any law, ordinance, rule, requirement, resolution, policy statement and regulation (including, without limitation, those relating to land use, subdivision, zoning environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard reduction, and building and ire codes) of governmental authorities.

“Seller’s knowledge” as used in this Agreement means the current actual knowledge of Annie Kodak, Seller’s asset manager for the Property, without any duty of inquiry or investigation. . Purchaser acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Purchaser. Purchaser covenants that it will bring no action of any kind against such individuals related to or arising out of these representations and warranties.

8.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a corporation, in good standing in the State of California and is qualified to do business in the state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c) ERISA. Purchaser does not hold “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any “employee benefit plan” as defined in Section 3(3) of ERISA or any “plan” as described in Section 4975(3)(1) of the Code. As used herein ‘ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended and “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(d) Unsolicited Offer. Purchaser acknowledges that Seller in no way has marketed the sale of the Property to Purchaser. Purchaser’s offer to purchase the Property set forth in this Agreement was made by Purchaser to Seller without solicitation by Seller.

ARTICLE 9: DEFAULT AND DAMAGES

9.1 Default by Purchaser. If Purchaser shall default in its obligation to purchase the Property pursuant to this Agreement, Purchaser agrees that Seller shall have the right to have the Escrow Agent deliver the Earnest Money to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Purchaser defaults in its obligation to close hereunder. If Purchaser does so default, this Agreement shall be terminated and Purchaser shall have no further right, title or interest in or to the Property.

THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES PURSUANT TO THE FOREGOING PROVISIONS SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IF PURCHASER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT PLUS ANY INTEREST ACCRUED THEREON REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 9.1, SELLER AND PURCHASER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY PURCHASER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT.

Seller’s Initials:             RDG                                  Purchaser’s Initials:             KT

9.2 Default by Seller. If prior to the Closing Seller defaults under this Agreement, Purchaser’s sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return of the Earnest Money, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 30 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. Any suit for specific performance shall not limit the obligations of Purchaser and Seller hereunder and shall not limit the prevailing party’s right to recover its attorney’s fees and costs as provided herein. As a condition precedent to any suit for specific performance, Purchaser must have tendered all of its deliveries on or before the Closing Date, excluding tender of the Purchase Price. Purchaser hereby waives any other rights or remedies, including, without limitation, the right to seek money damages, except as provided in Paragraph 9.3(a) below. In no event shall Seller be liable to Purchaser for any punitive, speculative or consequential damages. This Agreement confers no present right, title or interest in the Property to Purchaser and Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with a suit for specific performance.

9.3 Limitations.

(a) Limitation Period. The representations and warranties of Seller, and any covenants and indemnities of Seller which expressly survive the Closing, contained in this Agreement and in any document executed by Seller pursuant to this Agreement (“Seller’s Surviving Warranties”) shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending six (6) months after the Closing Date (the “Limitation Period”). Seller’s liability for breach of any such covenant, indemnity, representation or warranty with respect to the Property shall be limited to claims that are in excess of an aggregate $50,000. Seller’s aggregate liability for claims arising out of such covenants, indemnities, representations and warranties with respect to the Property shall not exceed $500,000. Purchaser shall provide written notice to Seller prior to the expiration of the Limitation Period of any alleged breach of such covenants, indemnities, warranties or representations. Purchaser’s sole and exclusive remedy for breach of such covenants, indemnities, warranties or representations shall be an action at law for actual damages (subject to the second and third sentences of this Paragraph 9.3(a)) as a consequence thereof, which must be commenced, if at all, no later than 30 days after the expiration of the Limitation Period. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver and release set forth in Paragraph 2.5 shall apply fully to liabilities under such covenants, indemnitees, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Paragraph 9.3(a) does not apply to Seller’s liability with respect to prorations and adjustments under Article 7 and does not apply to Seller’s obligation to return the Earnest Money as expressly required herein.

(b) Disclosure. Notwithstanding any contrary provision of this Agreement, if during the pendency of this Agreement prior to Closing, Seller discloses any matters which make any of Seller’s representations and warranties untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of Seller’s representations or warranties untrue in any material respect, such representations and warranties shall be deemed modified to reflect such matters and Seller shall bear no liability for such matters, but Purchaser shall have the right to elect in writing within 5 days after becoming aware of any such matter, but in no event later than the Closing Date, (i) as to any matter disclosed following the expiration of the Due Diligence Period, to terminate this Agreement and receive a prompt return of the Earnest Money, or (ii) to waive such matter and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Agreement (and any failure to give notice under clause (i) shall be deemed to constitute such a waiver).

ARTICLE 10: INTENTIONALLY DELETED

ARTICLE 11: MISCELLANEOUS

11.1 Parties Bound. Purchaser may not assign this Agreement without the prior written consent of Seller, and any such prohibited assignment shall be void. Notwithstanding the foregoing, this Agreement may be assigned by Purchaser prior to the Closing Date without Seller’s consent to any entity or entities directly or indirectly controlling, controlled by, or under direct or indirect common control of Purchaser; provided that (a) Purchaser shall provide written notice to Seller of any such assignment, (b) the assignee(s) shall immediately assume all of Purchaser’s rights and obligations hereunder pursuant to an assumption agreement reasonably approved by Seller, and (c) Purchaser shall not be released from any and all obligations and liabilities hereunder nor shall Purchaser’s rights or obligations under this Agreement be affected in any way. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

11.2 Confidentiality; Press Release. Until the Closing, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. Any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation injunctive relief or specific performance, against the other party in order to enforce the provisions of this Paragraph 11.2.

11.3 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

11.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

11.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

11.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

11.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

11.8 Time of the Essence. Time is of the essence in the performance of this Agreement.

11.9 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.

11.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such facsimile notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile or personal delivery and delivered after 5:00 p.m., Pacific Time, shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

11.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party — shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Pacific Time.

11.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

11.14 Section 1031 Exchange. Seller or Purchaser may consummate the sale of the Property as part of a so-called like-kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Should either party elect to consummate an Exchange it shall be conditioned upon: (a) all costs, fees, and expenses attendant to the Exchange being the sole responsibility of the party electing the Exchange; (b) the Closing not being delayed or affected by reason of the Exchange; (c) the consummation or accomplishment of the Exchange not being a condition precedent or condition subsequent to either party’s obligations and covenants under this Agreement; (d) Purchaser not being required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange; and (e) the party not electing the Exchange shall have the right to review and approve (with such approval not to be unreasonably withheld) all documents it is requested to execute in connection with the Exchange.

11.15 Merger. Except as otherwise expressly provided in this Agreement (and subject to the survival period set forth in Section 9.3(a) hereof), any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing and shall not survive the Closing.

11.16 Waiver of CC Section 1662. Seller and Purchaser each expressly waive the provisions of California Civil Code Section 1662 and hereby agree that the provisions of Section 4.6 hereof shall govern their obligations in the event of damage or destruction to the Property or condemnation of all or part of the Property.

11.17 Dispute Resolution Procedure. All claims, disputes and other matters in question between the parties arising out of or relating to this Agreement or the breach or interpretation thereof (collectively, “Disputes”) shall be resolved pursuant to the terms of this Section.

(a) Notice. Any person with a Dispute will give the other party written notice of the claim describing the nature of the claim and any proposed remedy (“Notice of Dispute”).

(b) Judicial Reference. If the parties cannot resolve the Dispute, the Dispute shall be resolved by general judicial reference pursuant to Code of Civil Procedure Sections 638 and 641 through 645.1, or any successor statutes thereto, and as modified or as otherwise provided in this Section. Subject to the limitations set forth in this Section, the general referee shall have the authority to try all issues, whether of fact or law, and to report a statement of decision to the court. The referee shall be the only trier of fact or law in the reference proceeding, and shall have no authority to further refer any issues of fact or law to any other party, without the mutual consent of all parties to the judicial reference proceeding.

(1) Place. The proceedings shall be heard in Los Angeles County.

(2) Referee. The referee shall be a retired judge with experience in relevant real estate matters. The referee shall not have any relationship to the parties to the Dispute or interest in the Property. The parties to the Dispute participating in the judicial reference shall meet to select the referee within ten (10) days after service of the Notice of Dispute or initial complaint on all defendants named therein. Any dispute regarding the selection of the referee shall be promptly resolved by the judge to whom the matter is assigned, or if there is none, to the presiding judge of the Superior Court of Los Angeles County who shall select the referee.

(3) Commencement and Timing of Proceeding. The referee shall promptly commence the proceeding at the earliest convenient date in light of all of the facts and circumstances and shall conduct the proceeding without undue delay.

(4) Pre-hearing Conferences. The referee may require one or more pre-hearing conferences.

(5) Discovery. The parties to the judicial reference proceeding shall be entitled only to limited discovery, consisting of the exchange between such parties of only the following matters: (i) witness lists; (ii) expert witness designations; (iii) expert witness reports; (iv) exhibits; (v) reports of testing or inspections of the property subject to the Dispute, including but not limited to, destructive or invasive testing; and (vi) trial briefs. Any other discovery provided for in the California Code of Civil Procedure shall be permitted by the referee upon a showing of good cause or based on the mutual agreement of the parties to the judicial reference proceeding. The referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge.

(6) Motions. The referee shall have the power to hear and dispose of motions, including motions relating to provisional remedies, demurrers, motions to dismiss, motions for judgment on the pleadings and summary adjudication motions, in the same manner as a trial court judge, except the referee shall also have the power to adjudicate summarily issues of fact or law including the availability of remedies, whether or not the issue adjudicated could dispose of an entire cause of action or defense. Notwithstanding the foregoing, if prior to the selection of the referee as provided herein, any provisional remedies are sought by the parties to the Dispute, such relief may be sought in the Superior Court of Los Angeles County.

(7) Rules of Law. The referee shall apply the laws of the State of California except as expressly provided herein including the rules of evidence, unless expressly waived by all parties to the judicial reference proceeding.

(8) Record. A stenographic record of the hearing shall be made, provided that the record shall remain confidential except as may be necessary for post-hearing motions and any appeals.

(9) Statement of Decision. The referee’s statement of decision shall contain findings of fact and conclusions of law to the extent required by law if the case were tried to a judge. The decision of the referee shall stand as the decision of the court, and upon filing of the statement of decision with the clerk of the court, judgment may be entered thereon in the same manner as if the Dispute had been tried by the court.

(10) Post-hearing Motions. The referee shall have the authority to rule on all post-hearing motions in the same manner as a trial judge.

(11) Appeals. The decision of the referee shall be subject to appeal in the same manner as if the Dispute had been tried by the court.

(12) Expenses. The fees and costs of the referee in any judicial reference proceeding hereunder shall be shared equally by the parties to the judicial reference proceeding, subject to Section 11.9.

(c) WAIVER OF LEGAL RIGHTS. BY INITIALING IN THE SPACE BELOW, THE PARTIES ACKNOWLEDGE AND AGREE TO HAVE ANY DISPUTE DECIDED BY JUDICIAL REFERENCE AS PROVIDED UNDER CALIFORNIA LAW AND THAT THEY ARE WAIVING ANY RIGHTS THEY MAY POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BY JURY TRIAL. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR JUDICIAL RIGHTS TO DISCOVERY EXCEPT TO THE EXTENT SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THIS SECTION. IF EITHER PARTY REFUSES TO SUBMIT TO JUDICIAL REFERENCE AFTER EXECUTION OF THIS AGREEMENT AND INITIALING BELOW, SUCH PARTY MAY BE COMPELLED TO PROCEED WITH JUDICIAL REFERENCE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. EACH PARTY’S AGREEMENT TO THIS SECTION IS VOLUNTARY. THE PARTIES HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED OR DESCRIBED IN THIS SECTION TO JUDICIAL REFERENCE.

RDG	KT
SELLER’S INITIALS	PURCHASER’S INITIALS
[Signature Page Follows]

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

NG HOLDINGS, L.P.,
a Delaware limited partnership

By:	ING Clarion Partners, LLC,
a Delaware limited liability company,
Its: Authorized Signatory

By:	/s/ Robert D. Greer, Jr.
Name:	Robert D. Greer, Jr.
Title:	Authorized Signatory

PURCHASER:

LA4, LLC, a Delaware limited liability company

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Manager

Date: June 11, 2007